Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-224329) and related Prospectus Supplement of The Bank of N.T. Butterfield & Sons Limited for the registration of $100,000,000 aggregate principal amount of 5.250% Fixed to Floating Rate Subordinated Notes due 2030 and to the incorporation by reference therein of our report dated May 19, 2020, with respect to the consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) included in The Bank of N.T. Butterfield & Sons Limited’s Report on Form 6-K dated June 4, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Guernsey
June 5, 2020